As filed with the Securities and Exchange Commission on January 13, 2023

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

GoHealth, Inc.
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	85-0563805 (IRS Employer Identification No.)

214 West Huron St., Chicago, Illinois 60654
(Address of Principal Executive Offices)        (ZIP Code)

GOHEALTH, INC. AMENDED AND RESTATED 2020 INCENTIVE AWARD PLAN
GOHEALTH, INC. 2020 EMPLOYEE STOCK PURCHASE PLAN
(Full title of the plan)

BRIAN FARLEY, ESQ.
Chief Legal Officer and Corporate Secretary
GoHealth, Inc.
214 West Huron St.
Chicago, Illinois 60654
(Name and address of agent for service)

(312) 386-8200
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act of 1934.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed by GoHealth, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) for the purpose of registering an additional 1,189,386 shares of the Company’s Class A Common Stock, par value $0.0001 per share (“Common Stock”), issuable under the following employee benefit plans: (i) the Company’s Amended and Restated 2020 Incentive Award Plan (the “2020 Plan”), which, as a result of the operation of an automatic annual increase provision therein, added 1,099,888 shares of Common Stock, and (ii) the Company’s 2020 Employee Stock Purchase Plan (the “ESPP”), which, as a result of the operation of an automatic annual increase provision therein, added 89,498 shares of Common Stock.

On November 17, 2022, the Company effected a 1-for-15 reverse stock split (the “Reverse Stock Split”). As a result of the Reverse Stock Split, for every fifteen (15) outstanding shares of common stock before the Reverse Stock Split represents one (1) share of common stock after the reverse stock split. On a pre-split basis, we had 115,487,153 Class A Common Stock and 205,352,162 Class B Common Stock issued and outstanding as of December 31, 2021 and 84,195,461 Class A Common Stock and 236,997,109 Class B Common Stock issued and outstanding as of December 31, 2020. On a post-split basis, we had 7,699,143 Class A Common Stock and 13,690,144 Class B Common Stock issued and outstanding as of December 31, 2021 and 5,613,030 Class A Common Stock and 15,799,807 Class B Common Stock as of December 31 2020. As a result of the Reverse Stock Split and based on the Common Stock and per share data from the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, the Company’s net loss per share of Common Stock, basic and diluted, would have been $(26.80) and $(3.35) per share for the years ended December 31, 2021 and December 31, 2020, respectively, as retrospectively adjusted to reflect the Reverse Stock Split.

Pursuant to Instruction E of Form S-8, the contents of the Registration Statements on Form S-8 filed with the Commission on July 15, 2020 (File No. 333-239879), February 10, 2021 (File No. 333-252962), March 23, 2022 (File No. 333-263787) and June 6, 2022 (File No. 333-265442) are incorporated by reference herein; except for Items 3 and 8 which are being updated by this Registration Statement.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.
The following documents, which have been filed with the Commission by the Company are incorporated in this Registration Statement by reference (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)):
(1)The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the Commission on March 16, 2022;
(2)The Registrant’s Quarterly Reports on Form 10-Q, filed with the Commission on May 10, 2022, August 16, 2022 and November 14, 2022;
(3)The Registrant’s Current Reports on Form 8-K, filed with the Commission on January 28, 2022, March 2, 2022, March 16, 2022, April 8, 2022, April 29, 2022, May 5, 2022, May 10, 2022, May 27, 2022, June 8, 2022, July 14, 2022, August 15, 2022, September 15, 2022, September 26, 2022, October 25, 2022, November 18, 2022, November 22, 2022, December 7, 2022, and January 9, 2023; and
(4)The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A dated July 15, 2020 (File No. 001-39390) filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.
All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).
Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed

Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 8. Exhibits.

The Exhibits listed on the accompanying Index to Exhibits are filed as part hereof, or incorporated by reference into, this Registration Statement. See Exhibit Index below.

 EXHIBIT INDEX

Exhibit Number	Exhibit Index

4.1
Amended and Restated Certificate of Incorporation of GoHealth, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q (File No. 001-39390), filed on August 20, 2020 with the Commission)

4.2
Certificate of Amendment to Amended and Restated Certificate of Incorporation of GoHealth, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-39390), filed on November 18, 2022 with the Commission)

4.3	Amended and Restated Bylaws of GoHealth, Inc. (incorporated by reference to Exhibit 3.2 to the Quarterly Report on Form 10-Q (File No. 001-39390), filed on August 20, 2020 with the Commission)
5.1*	Opinion of Sidley Austin LLP
23.1*	Consent of Ernst & Young LLP
23.2*	Consent of Sidley Austin LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (included on the signature page hereto)
99.1	GoHealth, Inc. Amended and Restated 2020 Incentive Award Plan (incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement, filed on April 13, 2022 with the Commission).
99.2	GoHealth, Inc. 2020 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.7 to the Company’s Registration Statement (File No. 333-239287), filed on July 8, 2020 with the Commission).
107*	Filing Fee Table
__________________
* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on January 13, 2023.

GOHEALTH, INC.

By	/s/ Vijay Kotte
Vijay Kotte
Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned officers and directors of GoHealth, Inc. hereby constitutes and appoints Vijay Kotte and Jason Schulz, and each of them any of whom may act without joinder of the other, the individual’s true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement and any and all amendments (including post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, each acting alone, or such person’s substitute or substitutes, lawfully may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Vijay Kotte	Chief Executive Officer and Director (Principal Executive Officer)	January 13, 2023
Vijay Kotte

/s/ Jason Schulz	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	January 13, 2023
Jason Schulz

/s/ Clinton P. Jones	Director	January 13, 2023
Clinton P. Jones

/s/ Brandon M. Cruz	Director	January 13, 2023
Brandon M. Cruz

/s/ Joseph G. Flanagan	Director	January 13, 2023
Joseph G. Flanagan
Director
/s/ David Fisher		January 13, 2023
David Fisher

/s/ Jeremy W. Gelber	Director	January 13, 2023
Jeremy W. Gelber

/s/ Karolina Hanna Hilu	Director	January 13, 2023
Karolina Hanna Hilu

/s/ Christopher Litchford	Director	January 13, 2023
Christopher Litchford

/s/ Alexander E. Timm	Director	January 13, 2023
Alexander E. Timm